Exhibit 10.8

REIMBURSEMENT AGREEMENT

     THIS REIMBURSEMENT AGREEMENT (the “Agreement”) is made and entered into effective as of this 19th day of June 2003, by and between Steven Jobs (“Jobs”), and Pixar, a California corporation.

     In consideration of the mutual promises, agreements, covenants, warranties, representations and provisions contained herein, the parties agree as follows:

     1.     Reimbursement of Aircraft Expense. Subject to the terms and conditions contained herein, if during the Term (as defined hereafter) Jobs uses his aircraft in connection with his travel on Pixar business, Pixar agrees to reimburse to Jobs the expense of such use. Jobs’ aircraft is identified as a Gulfstream V aircraft, serial number 586, Federal Aviation Administration registration number N2N (the “Aircraft”).

     2.     Term. The term of this Agreement (the “Term”) shall commence on the effective date hereof (the “Commencement Date”) and end on December 31, 2003 (the “Initial Term Expiration Date”). Notwithstanding the foregoing, and unless this Agreement has earlier been terminated in accordance with its terms, the Term shall continue after the Initial Term Expiration Date on an annual basis. Either party may terminate this Agreement any time during the Term upon not less than thirty (30) days written notice to the other. This Agreement shall terminate on the termination of Jobs’ employment by Pixar.

     3.     Base of the Aircraft. Pixar acknowledges that Jobs currently bases the Aircraft at Stockton Metropolitan Airport, Stockton, California (the “Base”), and that Job’s use of the Aircraft for Pixar business travel shall include ferry flights to and from the Base at the beginning and end of such business travel.

     4.     Reimbursement.

          (a)     Pixar shall reimburse to Jobs in connection with his use of the Aircraft during the Term for Pixar business travel the following amounts (referred to collectively as the “Reimbursement Amounts”) within 30 days of receipt of an invoice from Jobs or his representative with respect to such use:

               (i)     $7,500 per operating hour for use of the Aircraft, as such rate may be adjusted periodically by the mutual consent of the parties;

               (ii)      all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight;

               (iii)     all expenses for in-flight catering;

               (iv)     all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation; and

               (v)     all communications charges, including in-flight telephone.

Jobs’ invoices shall include the date, departure point, arrival point, number of passengers and number of operating hours for each flight by Pixar and documentation of the other expenses to be reimbursed hereunder.

          (b)     In no event shall the amount reimbursed under this Agreement on an annual basis exceed $300,000 without the further written consent of Pixar’s Board of Directors.

     5.     Pilots. For all flights of the Aircraft by Pixar pursuant to this Agreement, Jobs shall cause the Aircraft to be operated by pilots who are duly qualified under the Federal Aviation Regulations, including without limitation, with respect to currency and type-rating, whose licenses and certificates are in good standing, and who meet all other requirements established and specified by the FAA and the insurance policies required hereunder.

     6.     Operation and Maintenance Responsibilities of Jobs. This agreement is not intended to constitute a lease of the Aircraft. Jobs shall be in operational control of the Aircraft at all times during the Term. Jobs shall be solely responsible for the operation and maintenance of the Aircraft and shall operate and maintain such Aircraft in compliance with all applicable laws and regulations.

     7.     Insurance. Jobs shall maintain in effect at his own expense throughout the Term, insurance policies containing such provisions and providing such coverages as Jobs deems appropriate. Notwithstanding the foregoing, Jobs shall maintain property damage and personal injury aviation liability insurance with coverage in the amount of no less than $100,000,000 combined single limit per occurrence (the “Required Insurance”). Jobs shall cause the policies providing the Required Insurance to (a) name Pixar as an additional insured, (b) not be subject to any offset by any other insurance carried by Jobs or Pixar, (c) contain a waiver by the insurer of any subrogation rights against Pixar, (d) insure the interest of Pixar, regardless of any breach or violation by the Jobs or of any other person (other than is solely attributable to the gross negligence or willful misconduct of Pixar) of any warranty, declaration or condition contained in such policies, (e) include a severability of interests endorsement providing that such policy shall operate in the same manner (except for the limits of coverage) as if there were a separate policy covering each insured and (f) not be subject to cancellation or material modification without at least 30 days’ written notice to Pixar. Pixar acknowledges that Jobs does not maintain and is not required to maintain insurance against perils covered by “war risk” insurance, including acts of war, hijacking, nuclear detonation, strikes, sabotage, confiscation, and terrorism.

     8.     Indemnity; Loss or Damage

          (a)     Jobs shall indemnify, defend and hold harmless Pixar and its officers, directors, agents and employees from and against any and all liabilities, claims (including, without limitation, claims involving or alleging Pixar’s negligence and claims involving strict or absolute liability in tort), demands, suits, causes of action, losses, penalties, fines, expenses (including, without limitation, attorneys’ fees) or damages (collectively, “Claims”), to the extent relating to or arising out of Jobs’ breach of this Agreement if and to the extent that Pixar would have had the benefit of insurance coverage for such Claims but for Jobs’ breach but not including circumstances in which a Claim is solely attributable to the gross negligence or willful misconduct of Pixar. Pixar agrees to seek recovery for any Claims from all available insurance before seeking indemnification from Jobs hereunder. The maximum amount of Jobs’ liability hereunder shall be $250,000,000.

          (b)     Pixar shall indemnify, defend and hold harmless Jobs and his agents and employees from and against any and all Claims to the extent relating to or arising out of Pixar’s breach of this Agreement.

          (c)     In the event of loss or destruction of all or a portion of the Aircraft, or in the event of confiscation or seizure of the Aircraft, this Agreement shall automatically terminate; provided, however, that such termination of this Agreement shall not affect Pixar’s obligation to pay Jobs all unpaid Reimbursement Amounts.

     9.     General Provisions

          (a)     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

          (b)     Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

          (c)     Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

          (d)     Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally, by overnight courier or by telecopy; or three (3) days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

To Jobs at:	Steven Jobs c/o Howson-Simon CPA, LP 101 Ygnacio Valley Road, Ste. 310 Walnut Creek, California 94596 Attn: Jeff Howson Tel.: (925) 274-7690 Fax: (925) 977-9064

To Pixar at:	Pixar 1200 Park Avenue Emeryville, California 94608 Attn: Shelli Geer Tel.: (510) 752-3354 Fax: (510) 752-3775

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.

          (e)     California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the choice of law provisions of California or any other jurisdiction.

          (f)     Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

          (g)     Amendment. This Agreement may be amended only by a written agreement signed by all of the parties.

          (h)     Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, that Pixar may not assign any of its rights under this Agreement, and any such purported assignment shall be null, void and of no effect.

          (i)     Attorneys’ Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including, without limitation, fees, disbursements and expenses of attorneys and costs of investigation).

          (j)     Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

          (k)     No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

          (l)     Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument.

          (m)     Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal-and-agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.

          (n)     Limitation of Damages. Each party waives any and all claims, rights and remedies against the other, whether express or implied, or arising by operation of law or in equity, for any punitive, exemplary, indirect, incidental or consequential damages whatsoever.

          (o)     Survival. All representations, warranties, covenants and agreements, set forth in Sections 4, 7, 8 and 9 contained in this Agreement shall survive the expiration or termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed effective as of the day and year first written above.

STEVEN JOBS:	PIXAR:

/s/ STEVEN JOBS	By:	/s/ ANN MATHER

	Its:	Chief Financial Officer

5